UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
        Section 12(g) of the Securities Exchange Act of 1934
            or Suspension of Duty to File Reports Under
                   Sections 13 and 15(d) of the
                 Securities Exchange Act of 1934.

                 Commission file number:  33-7707

              CAPITAL GROWTH MORTGAGE INVESTORS, L.P.
      (Exact name of registrant as specified in its charter)


   3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3237, Attn: Andre Anderson
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Depositary Units of Limited Partnership Interest
     (Title of each class of securities covered by this Form)


(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)  [X]                  Rule   12h-3(b)(1)(i)
Rule  12g-4(a)(1)(ii)                      Rule   12h-3(b)(1)(ii)
Rule  12g-4(a)(2)(i)                       Rule   12h-3(b)(2)(i)
Rule  12g-4(a)(2)(ii)                      Rule  12h-3(b)(2)(ii)
Rule  15d-6

Appropriate  number of holders of record as of the certification
or notice date:   0

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Growth Mortgage Investors, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Capital Growth Mortgage Investors, L.P.

                         BY:  CG REALTY FUNDING, INC.
                              General Partner



Date: January 29, 1998   BY:  /s/ Moshe Braver
                                  Moshe Braver
                                  President and Director